Exhibit 99.1
ABERCROMBIE & FITCH REPORTS THIRD QUARTER RESULTS;
THIRD QUARTER NET INCOME OF $63.9 MILLION OR $0.72 PER DILUTED SHARE;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175
COMPANY PROVIDES UPDATE FOR 2008
New Albany, Ohio, November 14, 2008: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected third quarter net income of $63.9 million and net income per diluted share of $0.72 for the thirteen weeks ended November 1, 2008, compared to net income of $117.6 million and net income per diluted share of $1.29 for the thirteen weeks ended November 3, 2007.
Third Quarter Highlights
•	Total Company net sales decreased 8% to $896.3; comparable store sales decreased 14%

•	Total direct-to-consumer net sales decreased 6% to $57.5 million

•	Abercrombie & Fitch net sales decreased 8% to $385.8 million; Abercrombie & Fitch comparable store sales decreased 8%

•	abercrombie net sales decreased 14% to $109.5 million, abercrombie comparable store sales decreased 20%

•	Hollister Co. net sales decreased 7% to $383.6 million; Hollister comparable store sales decreased 18%

•	RUEHL net sales increased 7% to $13.5 million; RUEHL comparable store sales decreased 25%

•	Net income for the third quarter was $63.9 million

•	Net income per diluted share in the third quarter was $0.72
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“Our third quarter financial results reflect a pull back in consumer spending and a difficult economic environment that is having an affect on all retailers. However, during these difficult times, we remain firmly committed to the aspirational positioning of our brands, providing an unparalleled store experience for our customers and investing in initiatives that will allow us to continue the international expansion of our brands. We are mindful of the current environment and will continue to operate the business with a seasoned and disciplined approach, looking for efficiencies within our operations.”
Third Quarter Financial Results
Net sales for the thirteen weeks ended November 1, 2008 decreased 8% to $896.3 million from $973.9 million for the thirteen weeks ended November 3, 2007. Total Company direct-to-consumer net sales decreased 6% to $57.5 million for the thirteen week period ended November 1, 2008, compared to the thirteen week period ended November 3, 2007. Total Company comparable store sales decreased 14% for the thirteen weeks ended November 1, 2008.
The gross profit rate for the quarter was 66.0%, down 20 basis points compared to last year. The decrease in gross profit rate was primarily due to an increase in the markdown rate as a result of lower than expected sales during the quarter.
Stores and distribution expense, as a percentage of sales, increased 660 basis points to 43.1% from 36.5% and marketing, general and administrative expense, as a percentage of sales, increased 100 basis points to 11.7% from 10.7%. The Company reduced its store payroll hours and home office expense in response to declining sales. However, the increase in the operating expense rate is primarily attributed to the limitation on leveraging fixed expenses due to the comparable store sales decline. This quarter’s operating expense also included expense related to minimum wage and manager salary increases and flagship pre-opening rent.
Operating income for the third quarter was $100.1 million compared to $186.6 million last year.
Interest income for the third quarter decreased to $0.6 million compared to $4.6 million last year. The decrease was attributed to a lower average rate of return on investments compared to last year.
The effective tax rate for the third quarter was 36.5% compared to 38.5% last year. The effective tax rate for the third quarter of fiscal 2008 reflects the favorable impact from the settlement of tax audits.
Net income for the third quarter was $63.9 million compared to $117.6 million last year.
Net income per diluted share for the third quarter decreased 44% to $0.72 compared to $1.29 last year.
2008 Update
The Company now expects net income per diluted share for the fourth quarter of fiscal 2008 to be in the range of $1.00 to $1.05 and net income per diluted share for fiscal 2008 to be in the range of $3.27 to $3.32. The fourth quarter earnings guidance assumes a negative 26% comparable store sales scenario (in line with the early November trend), approximately $5 million in incremental expense from minimum wage rate and manager salary increases, and approximately $6 million in pre-opening rent expense for future flagship stores.
The Company now plans total capital expenditures for Fiscal 2008 to be between $390 million and $395 million with approximately $260 million of this amount allocated to new store construction and store remodels. Approximately $50 million is allocated to “refresh” improvements and other brand enhancing investments planned for existing stores and the balance is allocated to home office, information technology, and direct-to-consumer infrastructure investments.
For Fiscal 2008, the Company now expects to increase gross square-footage by approximately 9%. In North America, the Company expects to open 94 new non-flagship stores including two new Abercrombie & Fitch stores, 63 new Hollister Co. stores, 12 new abercrombie stores, six new RUEHL stores and 11 new Gilly Hicks stores by the end of fiscal 2008. The Company also plans to open three new, non-flagship Hollister Co. stores in the United Kingdom in Fiscal 2008.

Other Developments
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on December 16, 2008 to shareholders of record at the close of business on November 28, 2008.
The Company opened its first European Hollister Co. mall-based store at the Brent Cross shopping centre in the suburbs of London in late October.
The Company has recently received final approval to open an Abercrombie & Fitch flagship on the Champs Elysees in Paris in 2011.
The Company remains on schedule to open flagship locations around the world in 2009, including a Hollister flagship in New York, abercrombie flagships in New York and Milan, and Abercrombie & Fitch flagships in Copenhagen, Milan and Tokyo. The company continues to pursue lease arrangements for additional store locations in Europe and Asia.
The Company will report November sales results on Thursday, December 4th, 2008.
The Company operated 353 Abercrombie & Fitch stores, 209 abercrombie stores, 495 Hollister Co. stores, 27 RUEHL stores and 13 Gilly Hicks stores in the United States at the end of fiscal October. The Company operates three Abercrombie & Fitch stores, one abercrombie store, three Hollister Co. stores in Canada, and one Abercrombie & Fitch store and one Hollister Co. store in London, England. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com and www.RUEHL.com.
Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investors page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 8532483; or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Eric Cerny Manager, Investor Relations (614) 283-6385
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2008 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended November 1, 2008 and Thirteen Weeks Ended November 3, 2007
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2008	% of Sales	2007	% of Sales

Net Sales	$896,344	100.0%	$973,930	100.0%
Cost of Goods Sold	304,401	34.0%	328,887	33.8%

Gross Profit	591,943	66.0%	645,043	66.2%
Total Stores and Distribution Expense	386,545	43.1%	355,770	36.5%
Total Marketing, General and Administrative Expense	104,959	11.7%	103,996	10.7%
Other Operating Income, Net	299	0.0%	(1,310)	-0.1%

Operating Income	100,140	11.2%	186,587	19.2%
Interest Income, Net	(560)	-0.1%	(4,618)	-0.5%

Income Before Income Taxes	100,700	11.2%	191,205	19.6%
Income Tax Expense	36,800	4.1%	73,620	7.6%
Effective Rate	36.5%		38.5%

Net Income	$63,900	7.1%	$117,585	12.1%

Net Income Per Share:
Basic	$0.73		$1.35
Diluted	$0.72		$1.29

Weighted-Average Shares Outstanding:
Basic	87,034		86,895
Diluted	88,806		91,133

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirty-Nine Weeks Ended November 1, 2008 and Thirty-Nine Weeks Ended November 3, 2007
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2008	% of Sales	2007	% of Sales

Net Sales	$2,542,321	100.0%	$2,520,878	100.0%
Cost of Goods Sold	823,243	32.4%	835,128	33.1%

Gross Profit	1,719,078	67.6%	1,685,750	66.9%
Total Stores and Distribution Expense	1,089,052	42.8%	998,425	39.6%
Total Marketing, General and Administrative Expense	318,681	12.5%	292,611	11.6%
Other Operating Income, Net	(3,396)	-0.1%	(8,715)	-0.3%

Operating Income	314,741	12.4%	403,429	16.0%
Interest Income, Net	(9,963)	-0.4%	(12,472)	-0.5%

Income Before Income Taxes	324,704	12.8%	415,901	16.5%
Income Tax Expense	120,856	4.8%	156,960	6.2%
Effective Rate	37.2%		37.7%

Net Income	$203,848	8.0%	$258,941	10.3%

Net Income Per Share:
Basic	$2.35		$2.96
Diluted	$2.27		$2.82

Weighted-Average Shares Outstanding:
Basic	86,737		87,623
Diluted	89,636		91,937

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	November 1, 2008	February 2, 2008

ASSETS

Current Assets
Cash and Equivalents	$298,043	$118,044
Marketable Securities	—	530,486
Receivables	57,119	53,801
Inventories	504,898	333,153
Deferred Income Taxes	38,238	36,128
Other Current Assets	97,836	68,643

Total Current Assets	996,134	1,140,255

Property and Equipment, Net	1,443,010	1,318,291

Marketable Securities	261,814	—

Other Assets	116,565	109,052

TOTAL ASSETS	$2,817,523	$2,567,598

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$210,597	$151,798
Accrued Expenses	211,819	280,910
Debt	100,000	—
Deferred Lease Credits	42,584	37,925
Income Taxes Payable	—	72,480

Total Current Liabilities	565,000	543,113

Long-Term Liabilities
Deferred Income Taxes	40,125	22,491
Deferred Lease Credits	219,789	213,739
Other Liabilities	199,516	169,942

Total Long-Term Liabilities	459,430	406,172

Total Shareholders’ Equity	1,793,093	1,618,313

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,817,523	$2,567,598